As filed with the Securities and Exchange Commission on May 30, 2019
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAYTHEON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	95-1778500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

870 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Raytheon 2019 Stock Plan Raytheon Deferred Compensation Plan (as amended and restated) Raytheon Savings and Investment Plan
(Full title of the plans)

Frank R. Jimenez Vice President, General Counsel and Corporate Secretary Raytheon Company 870 Winter Street Waltham, Massachusetts 20451 (781) 522-3000
(Name, address and telephone number, including area code, of agent for services)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common stock, par value $0.01 per share	4,100,000(2)(3)	$178.47	$731,727,000	$88,685.31
Deferred compensation obligations(1)	$400,000,000	100%	$400,000,000	$48,480.00

(1)
The deferred compensation obligations are unsecured obligations of Raytheon Company to pay up to $400,000,000 of deferred compensation from time to time in the future, in accordance with the terms of the Raytheon Deferred Compensation Plan (as amended and restated) (the “Deferred Compensation Plan”). The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation that participants may defer under the Deferred Compensation Plan.

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers additional shares that may become issuable under the Raytheon 2019 Stock Plan (the “2019 Stock Plan”) and the Raytheon Savings and Investment Plan (“RAYSIP”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Raytheon Company common stock, par value $0.01 per share (the “Common Stock”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the RAYSIP.

(3)	The amounts to be registered under the respective plans are 2,700,000 shares (2019 Stock Plan) and 1,400,000 shares (RAYSIP).

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock, on the New York Stock Exchange on May 23, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*
Documents containing the information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the 2019 Stock Plan, the RAYSIP, and the Deferred Compensation Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed herewith or incorporated herein by reference in accordance with the rules and regulations of the Commission. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Raytheon Company with the Commission are incorporated by reference into this Registration Statement:

(a)Raytheon Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 13, 2019.

(b)The RAYSIP's Annual Report on Form 11-K for the year ended December 31, 2017, filed with the Commission on June 19, 2018.

(c)Raytheon Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on April 25, 2019.

(d)Raytheon Company’s Current Reports on Form 8-K filed with the Commission on March 22, 2019 and March 26, 2019.

(e)The description of the common stock of Raytheon Company contained in Raytheon Company’s Registration Statement on Form 8-A filed with the Commission on May 1, 2001 (File No. 001-13699), including any amendment or report filed for the purpose of updating the descriptions.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that Raytheon Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that Raytheon Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that Raytheon Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations represent unsecured obligations (the “Obligations”) of Raytheon Company to pay deferred compensation from time to time in the future in accordance with the terms of the Deferred Compensation Plan.

Eligible employees of Raytheon Company are entitled to defer a percentage of their base salary and bonus compensation, and non-employee members of the Board of Directors of Raytheon Company (the “Board”) are entitled to defer receipt of their board fees and annual retainer earned within the plan year for their service on the Board, in accordance with the terms of the Deferred Compensation Plan. The Deferred Compensation Plan is intended to be an unfunded, nonqualified deferred compensation arrangement for a select group of management or highly compensated employees, and covers those eligible employees and eligible directors designated by the plan administrator. The Obligations are general unsecured obligations of Raytheon Company, subject to the claims of its general creditors. The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Deferred Compensation Plan based on elections by each Participant.

Under the Deferred Compensation Plan, amounts credited to a Participant’s account are adjusted based upon deemed investment returns under the investment options offered under the Deferred Compensation Plan, which investment options include a unitized stock fund consisting of investments in Common Stock and residual cash. The Obligations generally are payable upon the earlier of a Participant’s retirement, Termination (as defined in the Deferred Compensation Plan), or death. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments in accordance with the payment schedule as elected by the Participant.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not assign or transfer any right or interest in the Deferred Compensation Plan, and the payments thereunder generally may not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors of Participants or beneficiaries, except in accordance with certain domestic relations orders.

The Deferred Compensation Plan generally is administered by the Plan Administrator, a person or entity appointed by a duly authorized officer of Raytheon Company. The Management Development and Compensation Committee of the Board may amend or terminate the Deferred Compensation Plan at any time, pursuant to the terms and conditions set forth therein.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Raytheon Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Indemnification Agreements

Raytheon Company has also entered into substantially identical indemnification agreements (the “Indemnification Agreements”) with each of its directors and officers. The Indemnification Agreements, among other things, provide for Raytheon Company to indemnify each indemnitee in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution proceeding, administrative hearing or other proceeding, as to which such indemnitee is involved by reason of such indemnitee’s status as a director, officer, employee or agent of Raytheon Company.

Under the Indemnification Agreements, the indemnitee will generally be indemnified so long as he or she acted in good faith and in a manner reasonably believed by such indemnitee to be in, or not opposed to, Raytheon Company’s best interests and, in the case of a criminal action, had no reasonable cause to believe his or her conduct was unlawful.

The Indemnification Agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Raytheon Company’s restated certificate of incorporation, as amended, by-laws, any other agreement, any vote of stockholders or disinterested directors, the DGCL, any other law (common or statutory), or otherwise.

Restated Certificate of Incorporation, As Amended

The restated certificate of incorporation, as amended, of Raytheon Company provides that no director of Raytheon Company shall be personally liable to Raytheon Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.

The restated certificate of incorporation, as amended, also provides that Raytheon Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Raytheon Company or is or was serving at the request of Raytheon Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Raytheon Company and shall inure to the benefit of such person’s heirs, executors and administrators. Raytheon Company shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board of Directors except under limited circumstances.

The restated certificate of incorporation, as amended, also provides that Raytheon Company shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the restated certificate of incorporation, as amended, or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the restated certificate of incorporation, as amended, is not paid in full within 30 calendar days after a written claim therefor has been received by Raytheon Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Raytheon Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Raytheon Company to indemnify the claimant for the amount claimed. Raytheon Company shall have the burden of providing such defense. Neither the failure of Raytheon Company to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Raytheon Company that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the restated certificate of incorporation, as amended, shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the restated certificate of incorporation, as amended, the amended and restated by-laws of Raytheon Company, agreement, vote of stockholders or disinterested directors or otherwise.

No repeal or modification of the provisions of the restated certificate of incorporation, as amended, described herein by the stockholders of Raytheon Company will adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

The restated certificate of incorporation, as amended, also provides that Raytheon Company may maintain insurance to protect itself and any director, officer, employee or agent of Raytheon Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Raytheon Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description

4.1	Raytheon Deferred Compensation Plan (as amended and restated) (incorporated by reference to Raytheon Company’s Annual Report on Form 10-K for the year ended December 31, 2013).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

15*	PricewaterhouseCoopers LLP Awareness Letter.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1*	Raytheon 2019 Stock Plan.

99.2	Raytheon Savings and Investment Plan (as amended and restated) (incorporated by reference to Raytheon Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).
______________________
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on May 30, 2019.

RAYTHEON COMPANY

By:	/s/ Frank R. Jimenez
Frank R. Jimenez
Vice President, General Counsel and Secretary

We, the undersigned officers and directors of Raytheon Company, hereby severally constitute and appoint Thomas A. Kennedy, Anthony F. O’Brien, Frank R. Jimenez and Kevin G. DaSilva and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 or such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such Registration Statement, for the registration of the Company’s securities and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and generally to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas A. Kennedy	Chairman and Chief Executive Officer (Principal Executive Officer)	May 30, 2019
Thomas A. Kennedy

/s/ Anthony F. O’Brien	Vice President and Chief Financial Officer (Principal Financial Officer)	May 30, 2019
Anthony F. O’Brien

/s/ Michael J. Wood	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 30, 2019
Michael J. Wood

/s/ Tracy A. Atkinson	Director	May 30, 2019
Tracy A. Atkinson

/s/ Robert E. Beauchamp	Director	May 30, 2019
Robert E. Beauchamp

/s/ Adriane M. Brown	Director	May 30, 2019
Adriane M. Brown

/s/ Stephen J. Hadley	Director	May 30, 2019
Stephen J. Hadley

/s/ Letitia A. Long	Director	May 30, 2019
Letitia A. Long

/s/ George R. Oliver	Director	May 30, 2019
George R. Oliver

/s/ Dinesh C. Paliwal	Director	May 30, 2019
Dinesh C. Paliwal

/s/ Ellen M. Pawlikowski	Director	May 30, 2019
Ellen M. Pawlikowski

/s/ William R. Spivey	Director	May 30, 2019
William R. Spivey

/s/ Marta R. Stewart	Director	May 30, 2019
Marta R. Stewart

/s/ James A. Winnefeld, Jr.	Director	May 30, 2019
James A. Winnefeld, Jr.

/s/ Robert O. Work	Director	May 30, 2019
Robert O. Work

Raytheon Savings and Investment Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Raytheon Savings and Investment Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Waltham, Commonwealth of Massachusetts, on May 30, 2019.

RAYTHEON SAVINGS AND INVESTMENT PLAN

By:	/s/ Michael J. Wood
Michael J. Wood
Vice President, Controller and Chief Accounting Officer
Principal Accounting Officer